EXHIBIT 3.1

COMPANIES LAW, 5759 - 1999

ARTICLES OF ASSOCIATION OF A PRIVATE COMPANY LIMITED BY SHARES

OF

SODA - CLUB HOLDINGS LTD.

September 16, 2007

TABLE OF CONTENTS

PREAMBLE AND INTERPRETATION	4
NAME OF THE COMPANY	6
LIMITED PRIVATE COMPANY	6
OBJECTS OF THE COMPANY	7
DONATIONS	7
BUSINESS
THE REGISTERED OFFICE	7
THE ARTICLES OF ASSOCIATION	7
THE AUTHORIZED SHARE CAPITAL	8
SHARES	8
SHARE CERTIFICATES	8
SHARE WARRANTS	9
PAYMENTS FOR SHARES	9
FORFEITURE OF SHARES	9
TRANSFER AND TRANSMISSION OF SHARES	13
REDEEMABLE SHARES	19
CHANGES TO THE SHARE CAPITAL	19
CHANGE IN RIGHTS	19
THE ISSUING OF SHARES AND OTHER SECURITIES	20
GENERAL MEETINGS	21
THE PASSING OF RESOLUTIONS AT GENERAL MEETINGS	25
THE BOARD OF DIRECTORS	28
ALTERNATE DIRECTORS	30
THE BOARD OF DIRECTORS’ POWERS AND FUNCTIONS	31
BORROWING POWERS	32
THE BOARD OF DIRECTORS’ ACTS	32
THE BOARD OF DIRECTORS’ COMMITTEES	35
THE GENERAL MANAGER	36
SECRETARY, CLERKS AND OFFICERS	37
SIGNATORY RIGHTS ON THE COMPANY’S BEHALF	37
APPOINTMENT OF AN ATTORNEY	37
VALIDITY OF ACTS AND APPROVAL OF TRANSACTIONS	37
EXEMPTION, INDEMNITY AND INSURANCE	38
THE AUDITOR AND FINANCIAL STATEMENTS	40
THE ACQUISITION OF COMPANIES	41
DIVIDENDS, FUNDS AND CAPITALIZATION OF FUNDS AND PROFITS	41

THE COMPANY’S DOCUMENTS	43
WINDING-UP	44
NOTICES	45

PREAMBLE AND INTERPRETATION

1.	In these Articles of Association, unless the context requires otherwise:

the “Company”	-	Soda - Club Holdings Ltd.;

“Corporation”	-	A company, partnership, cooperative society, non-profit organization and any other body corporate, whether or not incorporated;

“Incapacitated Person”	-	within the meaning thereof in the Legal Capacity and Guardianship Law, 5722-1962;

“IPO”	-
the closing of the sale of the shares of Ordinary Shares of the Company to the public in a bona fide firm commitment underwriting pursuant to a registration statement under the Securities Act or similar law of another applicable jurisdiction;

the “Law” or the
“Companies Law”	-	the Companies Law, 5759-1999, as shall prevail from time to time, and the regulations which shall be promulgated by virtue thereof;

“Lead Investor”	-
Fortissimo Capital Fund GP, LP, a limited partnership incorporated under the laws of the Cayman Islands, in its capacity as holder of A1 Shares, acting on behalf of the several parallel partnerships in which it serves as the general partner;

“M&A Transaction”	-
the merger or consolidation of the Company with or into, or the sale of all or substantially all of the assets or shares of the Company to, another person or entity, under circumstances in which holders of a majority of the issued and outstanding share capital of the Company immediately before such transaction (or series of related transactions) hold less than a majority of the issued and outstanding share capital of the Company or the surviving entity after such transaction (or series of related transactions;

the “Office” or the
“Registered Office”	-	the Company’s office, whose address shall be recorded at the Registrar, as shall be from time to time;

“Officer”	-	as defined in the Companies Law (the Hebrew term is );

“Ordinance” or the
“Companies Ordinance”	-	the Companies Ordinance [New Version], 5743-1983, as well as the regulations promulgated by virtue thereof;

“Ordinary Majority”	-
an ordinary majority of all the votes of the Shareholders who are present at an Annual or Special General Meeting or at a class meeting, as the case may be, who are eligible to vote at the meeting and who voted thereat, without counting the abstaining votes;

“Original Issue Price”	-	€0.248976, which is the price for which each A-1 Shares and A-2 Shares were originally issued to the shareholders;

“Person” or “Persons”	-	including a Corporation;

“Preferred Shares”	-	the A1 Shares and the A2 Shares;

“Qualified Public
Offering”	-
an IPO at a per share offering price of at least three times the Original Issue Price as adjusted for stock dividends, splits, reverse splits, combinations and similar events in which the proceeds to the Company are not less than twenty million United States Dollar (US$20,000,000), before deduction of underwriter’s commissions and expenses and the Company’s securities will be listed on the New York stock exchange, the Nasdaq stock market or any Designated Offshore Securities Market (as such term is defined in Reg S of the Securities Act);

“Register” or the
“Register of Members”	-	the Company’s Register of Members which must be kept in accordance with the Law;

“Secretary”	-	the person appointed as secretary of the Company;

“Securities Act”	-	the U.S. Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect the time;

“Shareholder”	-	a shareholder who is registered in the Company’s Register of Shareholders, or a person who holds a share warrant;

“Shares”	-	the Ordinary Shares and the Preferred Shares, unless specifically otherwise indicated;

“these Articles” or
"the Articles”	-	the articles of association which have been formulated in this document, as may vary from time to time;

“Year” or “Month”	-	according to the Gregorian calendar;

2.
Any term in these Articles which was not defined in the above article, shall have the meaning ascribed thereto in the Companies Law, unless the aforesaid is in contradiction of the provisions of these Articles; words appearing in the singular shall include the plural, and vice versa, and words appearing in the masculine gender shall include the feminine gender, all unless the context requires otherwise.

3.	The headings in these Articles were designed for convenience only and shall not be used in construing these Articles.

4.
Where it has been stipulated in these Articles that any of the provisions thereof shall be applicable subject to the provisions of any law, the meaning is to the provisions of the Ordinance or to the provisions of the Companies Law or to the provisions of any law, which may not be contracted out, or to the provisions which may be contracted out but which were not explicitly contracted out, unless the context requires otherwise.

5.
All provisions of these Articles shall apply subject to the provisions of the Ordinance or to the provisions of the Companies Law or to the provisions of any law, which may not be contracted out. The provisions which may be contracted out in the Companies Law shall apply to the Company, to the extent it has not been stipulated otherwise in these Articles and insofar as there is no contradiction between them and the provisions of these Articles.

NAME OF THE COMPANY

6.	The name of the Company is as follows:

6.1.	In Hebrew:

6.2.	In English:	Soda-Club Holdings Ltd.

LIMITED PRIVATE COMPANY

7.
The Company is a private company in which the liability of each of its Shareholders is limited to the amount they undertook to pay for the shares which they received at the time of founding the Company or the occasion of allotting shares subsequently thereto.The Company may not alter the liability of the Shareholders or obligate any Shareholder to acquire additional shares without their consent.

8.	The right to transfer shares in the Company is restricted, as stipulated hereinafter in these Articles.

9.	Any offering to the public of securities of the Company is prohibited.

10.
The number of Shareholders in the Company shall not exceed fifty, save for persons employed by the Company or persons who were formerly employees of the Company and who, by virtue thereof and also after termination of their employment, continue to be Shareholders of the Company. For the purpose of this article, two or more persons who are joint holders of one or more of the Company’s shares shall be deemed one Shareholder.

OBJECTS OF THE COMPANY

11.	The objects and purpose of the Company are to engage in any legal business.

DONATIONS

12.	The board of directors may decide that the Company shall make reasonable donations to worthy causes, even if such donations are not in the framework of the Company’s business considerations.

13.	Intentionally Left Blank .

THE REGISTERED OFFICE

14.	The Company’s registered office shall be at an address which shall be determined from time to time by the board of directors.

THE ARTICLES OF ASSOCIATION

15.	The Company may alter these Articles by a resolution that was passed at the General Meeting by an Ordinary Majority, except as provided by law and

15.1.
Amending these Articles in a manner which requires a Shareholder to acquire additional shares or to increase the scope of his liability to the Company will not be binding without the written consent of the Shareholder.

15.2.
Any other amendment to these Articles shall be made by a resolution adopted at a General Meeting, by Shareholders participating in the vote and holding a majority of the shares participating in the vote (the votes of those Shareholders abstaining will not be taken into account for purposes of counting votes but will be taken into account for purposes of quorum).

16.
Subject to the provisions of the Companies Law, changes to these Articles shall be in force from the date of passing the resolution thereon at the Company or on a later date that was stipulated in the resolution.

THE AUTHORIZED SHARE CAPITAL

17.
The Company’s authorized share capital is NIS 18,000,000 (eighteen million New Israeli Shekels) divided into 180,000,000 shares of par value NIS 0.1 each split up into 65,000,000 Series A1 Convertible Preferred Shares of par value NIS 0.1 each (“A1 Shares”)  15,000,000 Series A2 Convertible Preferred Shares of par value NIS 0.1 each (“A2 Shares”) and 100,000,000 Ordinary Shares of par value NIS 0.1 each (“Ordinary Shares”).

18.	The Company may alter the authorized share capital in accordance with the provisions of the Companies Law and the provisions of these Articles.

SHARES

19.
The Company may issue securities of whatsoever nature and/or class and/or rights which are convertible into shares carrying rights in accordance with the provisions of these Articles and/or as shall be determined in the resolution deciding on their creation.

20.	The ordinary shares shall be equal in rights and in rank, inter se, in all respects.

21.	Each of the ordinary shares entitles its holder with the right to participate in the General Meetings of the Company and to one vote per share.

22.	A Shareholder of the Company is a person who is registered as a Shareholder in the Register of Shareholders, or whoever holds a share warrant.

23.
A Shareholder shall not be entitled to a dividend and shall not be authorized to exercise any right of a Shareholder in the Company (including, but not only, the right to participate in or vote at any General Meeting, in person or by proxy), save by virtue of the shares in respect of which the consideration thereon, as determined and called by the board of directors, has been paid in full to the Company.

24.
Without derogating from the foregoing and subject to the provisions of these Articles, save for Shareholders of the Company, no person shall be recognized by the Company as holding any right in a share and the Company shall not be bound and shall not recognize any benefit pursuant to the laws of equity or any equitable right, future or partial, in any share or in any benefit, in a fraction of a share or in any other right relating to a share, except for the right of a Shareholder, in a whole share, save if a competent court has directed otherwise.

SHARE CERTIFICATES

25.
Certificates attesting to a proprietary right in the shares shall bear the Company’s stamp and shall be signed by two directors, or by one director together with the General Manager of the Company or together with the Secretary of the Company or together with any person authorized to sign on behalf of the Company.

26.
Save in a case in which the terms of allotment of shares provide otherwise, each Shareholder shall be entitled to receive from the Company, on request and without payment, one share certificate in respect of the shares registered in his name. The Company shall not refuse a Shareholder’s demand to receive a number of share certificates instead of one share certificate, unless, in the board of directors’ opinion, the demand is unreasonable.  A Shareholder, who has sold or transferred a portion of his shares, shall be entitled to receive a share certificate in respect of the balance of his shares, free of charge.

27.	Each share certificate shall state the quantity of shares in respect of which it has been issued, their nominal value and serial numbers, unless the board of directors has determined otherwise.

28.
A share certificate relating to a share which is registered in the name of two or more persons, shall be delivered to the person whose name appears first in the Register of Shareholders in relation to such share, unless all the registered owners of such share instruct the Company to deliver it to another registered owner.

29.
Where a share certificate has been destroyed, spoiled, lost or defaced, the board of directors may issue a new share certificate in its place, provided the previous share certificate has been furnished to the Company and was destroyed by it, or that the board of directors has received satisfactory proof that the share certificate was lost or destroyed and the Company has received warranties, to the board of directors’ satisfaction, for any possible damage.

BEARER SHARES

30.	The Company may not issue bearer shares.

PAYMENTS FOR SHARES

31.	The amount to be paid to the Company at the time of submitting a request for each share shall be according to its nominal value, unless determined otherwise by the board of directors.

FORFEITURE OF SHARES

32.
Without derogating from the aforesaid in article 31 above, the board of directors may forfeit a share which the Company has allotted and sell it, if the consideration undertaken by the Shareholder, in whole or in part, was not paid to the Company, and the provisions of the Companies Law shall apply in this regard.

PREFERRED SHARES

33.	The holders of the Preferred Shares shall have conversion rights as follows:

33.1.
Optional Conversion.  Each Preferred Share shall be convertible at the option of the holder thereof, at any time after the date of issuance of such Preferred Share, at the office of the Company, into such number of fully paid Ordinary Shares as is calculated by dividing the applicable Original Issue Price by the applicable Conversion Price that is in effect at such time for such shares.

33.2.
Automatic Conversion.  Each Preferred Share shall, immediately prior to the closing of a Qualified Public Offering, automatically be converted into such number of fully paid and non-assessable Ordinary Shares as is determined pursuant to Article 33.1.

33.3.
Mandatory Class Conversion. Each outstanding Share of a particular series of Preferred Shares shall be converted into such number of fully paid Ordinary Shares as is determined pursuant to Article 33.1 upon the affirmative vote or written consent of the holders of a majority of the voting power of all then outstanding shares of a particular series of Preferred Shares.

34.
Before any holder of Preferred Shares shall be entitled (in the case of a conversion at such holder’s option) to convert the same into Ordinary Shares, such Shareholder shall surrender the share certificate or share certificates therefor, duly endorsed, at the office of the Company, and give written notice to the Company of the election to convert the same. Such conversion (in the case of a conversion at such holder’s option) shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the share certificate representing the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the holder of such Ordinary Shares as of such date. If the conversion is in connection with an Qualified Public Offering, then the conversion shall be deemed to have taken place automatically, regardless of whether the share certificates representing such shares have been tendered to the Company, but from and after such conversion any such share certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares to be received upon such conversion and the right to receive a share certificate for such Ordinary Shares.  If the conversion is in connection with a Qualified Public Offering, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such offer of securities. The Company shall, as soon as practicable after the conversion and tender of the share certificate for the Preferred Shares converted, issue and deliver at such office to such holder of Preferred Shares or to the nominee or nominees of such holder of Preferred Shares, a share certificate or share certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid.

35.
The “Conversion Price” with respect to the Preferred Shares shall initially be equal to the applicable Original Issue Price of each Preferred Share, but shall be subject to adjustment under this Article 35. The Conversion Price shall be adjusted from time to time as follows:

35.1.
If the Company subdivides or combines its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company fixes a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if the Company fixes a record date for the purpose of so combining, as at such record date, whichever is earlier.

35.2.
If the Company at any time pays a dividend, with respect to its Ordinary Shares only, payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares, without any comparable payment or distribution to the holders of Preferred Shares (hereinafter referred to as “Common Stock Equivalents”), then the Conversion Price shall be adjusted as at the date the Company fixes as a record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment) to that price determined by multiplying the applicable Conversion Price in effect immediately prior to such record date (or if no record date is fixed then immediately prior to such payment) by a fraction (a) the numerator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to Common Stock Equivalents prior to the payment of such dividend and (b) the denominator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to such Common Stock Equivalents (determined as aforesaid) immediately after the payment of such dividend.

35.3.
In the event the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Article 33 above, then, in each such case, the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

35.4.
If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article 35), provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive, upon conversion of the Preferred Shares, the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Common Stock Equivalents  deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such recapitalization.  In any such case, appropriate adjustments shall be made in the application of the provisions of this Article 35 with respect to the rights of the holders of the Preferred Shares after the recapitalization so that the provisions of this Article 35 (including adjustments of the Conversion Price then in effect and/or the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event to the largest extent possible.

35.5.	No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

35.6.
Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 35, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms of these Articles of Association and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price, as the case may be, at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

36.	In addition, the Conversion Price shall be adjusted from time to time as follows:

36.1.
Upon each issuance (or deemed issuance, as described below) by the Company of any Shares at a price per share less than the applicable Conversion Price then in effect with respect to a particular series of Preferred Shares, such Conversion Price will be reduced to the price at which such Shares were issued (or deemed issued).

36.2.
No adjustment of a Conversion Price shall be made in an amount less than one United States Dollar cent (US$0.01) per share. No adjustment of a Conversion Price shall be made if it has the effect of increasing the Conversion Price beyond the applicable Conversion Price in effect for the Preferred Shares immediately prior to such adjustment.

36.3.
The consideration for the issuance of Shares shall be deemed to be the amount of cash received therefor after giving effect to any discounts or commissions paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

36.4.
In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercise, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares, or upon the exchange or conversion of such security, shall be deemed to have been issued at the time of issuance of such options, rights or securities, at a consideration equal to the consideration (determined in the manner provided in subsection (iii) immediately above), received by the Company upon the issuance of such options, rights or securities plus any additional consideration payable to the Company pursuant to the term of such options, rights or securities (without taking into account potential anti-dilution adjustments) for the Ordinary Shares covered thereby.

36.5.
If the Company issues or sells as a unit both (1) Ordinary Shares or securities convertible into or exchangeable Ordinary Shares, and (2) options to purchase or rights to subscribe Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, then the board of directors shall make a good faith allocation of such unit price between such Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, and such purchase options or subscription rights. The calculation of any adjustment to the Conversion Price pursuant to this Article 36 as a result of such unit issuance shall first be calculated with respect to the issuance, at the price allocated thereto, of the Ordinary Shares or securities convertible into or exchangeable for shares of Common Stock, and then shall also be calculated with respect to the issuance of the entire unit (including, with respect to the purchase options or subscription rights, the deemed issuance calculated pursuant to Article 36.4 above).

36.6.
For purposes of this Article 36, the consideration of any Shares shall be taken into account at the equivalent thereof in United States Dollars on the day such Shares are issued or deemed to be issued pursuant to Article 36.4 above.

TRANSFER AND TRANSMISSION OF SHARES

37.
Subject to the provisions of these Articles and the terms of issue of shares of any class, any transfer of shares shall require approval of the board of directors. The board of directors may refuse to register a transfer of shares without having to provide reasons for its refusal.

38.	Where the board of directors has refused to approve a transfer of shares, it shall provide notice thereof to the transferor by no later than one month from the date of receiving a deed of transfer.

39.
Prohibited Transfers. No holder of Shares, options, warrants or other rights to subscribe for Shares or securities convertible into or exchangeable for Shares shall Transfer all or any portion of his Shares, options, warrants or other rights to subscribe for Shares or securities convertible into or exchangeable for Shares unless and until the provisions of Articles 37 through 51 have been complied with. Notwithstanding the foregoing, the provisions of this Article shall not apply to (i) the sale of Shares to the public pursuant to a registration statement filed with, and declared effective by any securities exchange in furtherance to a resolution of the board of directors and (ii) the sale of Shares in connection with an M&A Transaction. In this Article 39 “Transfer” shall mean: offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any Share (including any options, warrants or other rights to subscribe for Shares or securities convertible into or exchangeable for Shares) now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition, other than by will or the laws of intestacy.

40.	Permitted Transfers. Notwithstanding anything to the contrary herein, a shareholder may freely Transfer its Shares, without being subject to this Article 40, to the following (“Permitted Transferee”):

40.1.
in the case of Transfers from a shareholder to any other entity which Controls, is Controlled by or is under common Control with, such shareholder, and as to any shareholder which is a general or limited partnership, assignments and transfers to its partners and to affiliated partnerships managed by the same management company or managing general partner or by an entity which Controls, is Controlled by, or is under common Control with, such management company or managing general partner (the term “Control” for the purposes of this Article 40 shall mean owning, directly or indirectly more than fifty percent (50%) of the outstanding shares or other voting interest of any party and the right to appoint fifty percent (50%) of the members to such party's board of directors or other governing body). All limited partners of the Lead Investor shall be considered Permitted Transferees;

40.2.
in the case of a Shareholder who is an individual, to his spouse, siblings or their spouses and children of siblings, children or grandchildren or the spouses of any of the above (“Close Family Members”), or to a trust in which the beneficiary(ies) are themselves exclusively the shareholder or his Close Family Members;

40.3.
in the event of a Transfer by the Lead Investor to a financial entity, bank or other party that provides the requisite financing to facilitate the acquisition of the Shares, upon a default by the Lead Investor under its arrangement with such financing source;

40.4.	any Transfer to a third party, provided that the transferor retains the rights and obligations of the Shares (voting rights);

40.5.
any Transfer of all of the shares held by C.I.S. (Concept Investment Services) NV (“CIS”) to a nominee shareholder (with voting rights) chosen by the beneficial owners of the shares held by CIS, provided that there shall be no change in the identities of the beneficial owners of such shares and that the new nominee shall fulfill the same role and functions as CIS currently fulfills for its beneficial owners.

41.	Right of First Refusal. Until immediately prior to the closing of a Qualified Public Offering:

41.1.
If a shareholder (an “Offering Holder”) receives from any third party or any other shareholder (the “Offeror”) a bona fide offer (a “Transfer Offer”) to Transfer any or all of the Preferred Shares or the shares of Common Stock then owned by such Offering Holder (the “Transfer Stock”), which such Offering Holder desires to accept, such Offering Holder, not less than fifteen (15) days prior to the anticipated effective or closing date of the proposed Transfer, shall deliver written notice to the Company and the other shareholders of the Company (the “Transfer Notice”) of the material terms and conditions of the Transfer Offer and the identity of the Offeror, and each of the other shareholders thereafter (each, an “Offeree Shareholder” for purposes of this Article 40) shall have the right and option (but not the obligation) to purchase up to such Offeree Shareholder's pro rata share of the Transfer Stock, at the same price and upon the same terms and conditions set forth in the Transfer Notice.

41.2.
Each Offeree Shareholder shall have fifteen (15) days from delivery of the Transfer Notice to agree to purchase up to the full amount of its pro-rata share of such Transfer Stock (the “Basic Amount”) for the price and upon the general terms specified in the Transfer Notice, by giving written notice to the Company setting forth the quantity of Transfer Stock to be purchased and, if such Offeree Shareholder shall elect to purchase all of its Basic Amount, such additional portion of the Transfer Stock as such Offeree Shareholder shall indicate it will purchase should other Offeree Shareholders subscribe for less than their pro rata portion of the Transfer Stock (the “Undersubscription Amount”). If the Basic Amounts subscribed for by all Offeree Shareholders are less than the total amount of the Transfer Stock, then each Offeree Shareholder who has set forth Undersubscription Amounts in its notice of acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the difference between the Transfer Stock and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Offeree Shareholder who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Offeree Shareholder bears to the total Undersubscription Amounts subscribed for by all Offeree Shareholders, subject to rounding by the Board to the extent it reasonably deems necessary.

41.3.
If the Offeree Shareholders fail to purchase all of the Transfer Stock subject to the rights of first refusal described in this Article 41 within the time periods described herein, the right of first refusal shall cease to have any effect and the Offering Holder shall have the right for a period of thirty (30) days following the expiration of the last of such rights to sell any or all of the Transfer Stock subject to the Transfer Offer, with due observance of the restrictions or limitations of Article 41.4, free and clear of the restrictions or limitations of this Article 41.3, in a bona fide transaction (or transactions); provided, however, that such Transfer shall only be made to the original Offeror and pursuant to terms and conditions not more beneficial to the original Offeror than those contained in the Transfer Offer. If any Transfer Stock is not sold pursuant to the provisions of Article 41.3 prior to the expiration of the thirty (30) day period specified in the immediately preceding sentence, such Transfer Stock shall once again become subject to the provisions and restrictions of this Article 41.

41.4.
No offer to purchase Transfer Stock shall be deemed to be a bona fide Transfer Offer unless the purchase price of such offer is payable by certified or bank cashier's check, by wire transfer of immediately available funds or by tradable securities.

42.
Co-Sale/Tag Along. Until immediately prior to the closing of a Qualified Public Offering, no shareholder shall directly or indirectly Transfer to a third party any of his, hers or its Shares unless such Transferring Shareholder first shall have complied with Article 41.3 and the other shareholders shall have failed to exercise their right of first refusal with respect to such Shares in accordance with Article 41.3, and the terms and conditions of such Transfer to such third party include an offer to each of the other shareholders to include, at the option (but not the obligation) of each of the other shareholders, in the Transfer to the third party, a number of Shares owned by each other shareholder determined in accordance with the provisions of Article 41.4. If any Shareholder (the “Transferring Shareholder”) receives a bona fide offer from a third party to purchase any or all of his or its Shares, which such Transferring Shareholder desires to accept, the Transferring Shareholder shall cause the third party's offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Shares from the other shareholders in accordance with the terms and subject to the conditions of and shall deliver written notice of the third party's offer (the “Tag Along Notice”) to each of the other shareholders (which Tag Along Notice may be delivered concurrently with the Transfer Notice under Article 41). The Tag Along Notice shall be accompanied by a true and correct copy of the third party's offer.

42.1.
Not later than fifteen (15) days after their receipt of the Tag Along Notice, each of the other shareholders shall have the right (but not the obligation) to accept the offer included in the Tag Along Notice (which acceptance may be conditioned upon the non-exercise of the shareholders' right of first refusal under Article 41) for up to such number of Shares (as hereafter determined in accordance with Article 41.2) by furnishing written notice of such acceptance to the Transferring Shareholder and delivering to the Transferring Shareholder the certificate (or certificates) representing the Shares to be Transferred pursuant to such offer by the other shareholders, as the case may be, together with a limited power-of-attorney authorizing the Transferring Shareholder to Transfer the Shares to be Transferred pursuant to the terms of such third party's offer.

42.2.
Each of the Shareholders (other than the Transferring Shareholder) shall have the right pursuant to Article  42 to Transfer, pursuant to the third party's offer, not less than a number of Shares equal to the product of (X) the aggregate number of Shares to be acquired by the third party and (Y) such shareholder's pro-rata share. The Transferring Shareholders shall have the right to Transfer pursuant to the third party's offer, the total number of Shares to be acquired by the third party, minus the number thereof to be sold by other shareholders exercising their tag along rights pursuant to this Article 42 and the immediately preceding sentence.

42.3.
The purchase from the shareholders (other than the Transferring Shareholder) pursuant to this Article 42 shall be on the same terms and conditions, including the price per share of the Shares to be Transferred and the date of Transfer, as are received by the Transferring Shareholder and stated in the Tag Along Notice provided to the other shareholders.

42.4.
Simultaneously with consummation of the Transfer of the Shares of the Transferring Shareholder and the other shareholders to the third party pursuant to the third party's offer, the Transferring Shareholder shall notify the other shareholders and shall remit to the other shareholders the total sales price of the Shares of the other shareholders Transferred pursuant thereto, and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as reasonably may be requested by the other shareholders.

42.5.
If within fifteen (15) days after the receipt of the Tag Along Notice any of the other shareholders has not accepted the offer contained in the Tag Along Notice, such non-accepting shareholder shall be deemed to have waived any and all rights with respect to the Transfer of Shares described in the Tag Along Notice and the Transferring Shareholder shall have thirty (30) days in which to Transfer not more than the number of Shares described in the Tag Along Notice, minus the number of shares sought to be Transferred by other shareholders who have accepted the offer contained in the Tag Along Notice, on terms not more favorable to the Transferring Shareholder than were set forth in the Tag Along Notice.

43.	Bring Along. Until immediately prior to the closing of a Qualified Public Offering:
After first giving effect to Article 41, if the holders of more than ninety percent (90%) or more of the outstanding Shares (the “Majority Shareholder(s)”) propose to Transfer Shares, which would result in a Transfer to a third party purchaser of a majority of the issued and outstanding Shares, then the Majority Shareholder(s) shall have the right to first require the remaining shareholders to transfer their Shares to the Majority Shareholder(s). Notwithstanding Article 40-2, Shares can at all times be transferred and a limited right can at all times be created thereon when such transfer of Shares or the creation of a limited right thereon has been unanimously approved by the General Meeting of Shareholders.

44.
Any transfer of shares registered in the Register of Shareholders shall be in writing, as set forth in Article 45 hereinbelow, provided the deed of transfer is signed by the transferor and by the transferee, or in their name, and is delivered to the Registered Office or to any other place determined by the board of directors for such purpose. A transfer of shares shall not be registered in the Register of Shareholders until the deed of transfer has been delivered to the Company, as provided above; the transferor shall continue to be regarded as holder of the transferred shares until registration of the transferee as owner of the transferred shares in the Register of Shareholders.

45.	The share transfer form shall be in writing, in the following form or as similar thereto as possible, or in any other form as approved by the board of directors:

“I, ___________ of _________ I.D. No. ___________ (hereinafter: the “Transferor”) transfer to Mr. _______________ I.D. No. ___________ of ____________ (hereinafter: the “Transferee”) in consideration for the sum of NIS ________ which he has paid me, Shares of the class __________ of NIS ______ nominal value each, marked by numbers from ____ to ____ (inclusive) of _______________ Ltd. and they shall be held by the Transferee according to the terms on which I held the Share at the time of signing this instrument, and I, the Transferee, agree to accept the above-mentioned Shares on the said terms.
In witness whereof we have set our hands for signature on this __ day of _____ 200_

Signature of the	Signature of the
Transferor	Transferee

Witness to signature	Witness to signature
of the Transferor	of the Transferor”

46.
Any deed of transfer shall be submitted to the Office or to any other place as shall be determined by the board of directors for the sake of registration, together with the share certificate or certificates which are to be transferred (if same were issued). The deeds of transfer that are registered shall be retained by the Company, but all transfer deeds which the board of directors refuses to register shall be returned upon demand to the persons who furnished them.

47.
Where it has been proven to the Company, to the board of directors’ satisfaction and in the manner stipulated thereby, that the conditions have been fulfilled for assigning the right to the shares registered in the register, the Company shall acknowledge the assignee and him alone as holder of the right in the said shares.

48.
The company will be entitled to establish a fee for the registration of the transfer based on a sum which will be determined by the board of directors from time to time, and which shall be reasonable in light of the given circumstances.

49.	Alteration of the Registration in the Register of Shareholders

49.1.
The Company shall alter the registration of title to the shares in the Register of Shareholders where a deed of transfer or Court order have been furnished to the Company for amendment of the registration, or if proof was provided to the Company, to the board of directors’ satisfaction and in the manner stipulated thereby, that the conditions prescribed by law and in these Articles for transmission of the right in the shares have been fulfilled and the Company shall not recognize any right of a person in the shares before his right has been recognized, as aforesaid.

49.2.
Without derogating from the foregoing, the board of directors may refuse to execute the registration or delay it, as it would have been entitled to do had the registered owner himself transferred the share before assigning the right.

50.
A person who has become entitled to a share, as stated in article 47 above, shall be entitled to dividends and to other rights in respect of the share, as though he were the registered owner of the shares, even if same has yet to be registered. However, before being registered in the register as Shareholder in respect of that share, such person shall not be entitled, by virtue of the share, to benefit from any right of a Shareholder with respect to meetings of the Company.

51.
Notwithstanding the foregoing, the board of directors may at all times demand of the person entitled to the share, as provided in article 47 above, to be registered in the register or to transfer the share to another. Where the said demand has not been complied with within 60 days from the date of its delivery, the board of directors may delay dividends or other rights in respect of the share until the demand is executed.

REDEEMABLE SHARES

52.	The Company may issue redeemable shares and redeem them according to and in the manner established by the board of directors, based on its discretion.

CHANGES TO THE SHARE CAPITAL

53.	The Company may increase its authorized share capital, by a resolution adopted at the general meeting, by an Ordinary Majority.

54.	The Company may, by a resolution adopted at the general meeting, by an Ordinary Majority:

54.1.	consolidate all or any of its share capital and divide it into shares of a nominal value greater than that of its existing shares;

54.2.	sub-divide all or any of its shares, into shares of a nominal value smaller than that of its existing shares;

54.3.
cancel shares which on the date of passing the resolution thereon, have not been acquired by any person and which the Company has not undertaken, including by way of a contingent undertaking, to issue and to reduce its capital.

55.	For the purpose of executing any resolution, as provided in article 54 above, the board of directors may, in its discretion, settle any difficulty which arises in this context.

CHANGE IN RIGHTS

56.
At any time during which the share capital is divided into different classes, the Company shall be entitled, by a resolution passed at the general meeting, to convert, extend, add to, limit or alter in any other manner, the rights of a class of its shares, provided consent has been received in writing of all the Shareholders of that class, or that the resolution was ratified by an Ordinary Majority at a general meeting of the Shareholders of that class, or where it has been stipulated otherwise in the terms of issue of a certain class of shares of the Company – as was stipulated in the terms of issue of that class.

57.
The provisions prescribed in these Articles with regard to general meetings shall apply, mutatis mutandis, to any class meeting, provided a quorum at the class meeting shall be constituted when at least two Shareholders, who hold 25% (twenty five percent) or more of the number of shares which have been issued of that class, are present at the time of commencing the meeting, in person or by proxy. Where a quorum has not been constituted, as mentioned, the class meeting shall be deferred to another date and at the deferred meeting, any number of participants, irrespective of the number of shares which they hold, shall be considered a quorum. In the event that all the shares of a certain class are held by one Shareholder, a quorum at that class meeting shall be constituted when the said Shareholder is present in person or by proxy.

58.
The rights vested in the Shareholders or the owners of a class of shares, which were issued whether with ordinary rights or with preference rights or with other special rights, shall not be deemed as though having been converted, limited, impaired or altered in any other manner by the creation or issuance of additional shares of whatsoever class, whether ranking equal to them or ranking differently to them or in preference to them, and shall not be deemed as having been converted, limited, impaired or altered in any other manner, by altering the rights attached to the shares of whatsoever class, all unless explicitly stipulated otherwise in the terms of issuance of those shares and subject to the provisions of these Articles of Association.

THE ISSUING OF SHARES AND OTHER SECURITIES

59.
The board of directors may issue shares and other securities, which are convertible or exercisable into shares, up to the amount of the Company’s authorized share capital. Without derogating from the generality of the foregoing, the board of directors may issue the shares and other securities to persons, on the dates, at the prices and on the conditions which it decides, grant rights of choice for their acquisition, including options or grant them in any other way, as well as to determine any other provision in connection therewith, including instructions regarding the method for dividing shares and the securities to be issued by the Company amongst the purchasers thereof, including in the case of an over-subscription, all the foregoing in the board of directors’ discretion.

60.
Without derogating from the generality of the foregoing and subject to the provisions of these Articles, the board of directors may determine that the consideration for the shares shall be paid in cash or in property in kind, including in securities or in any other way, in its discretion, or that the shares shall be issued for consideration which is equal to or higher than their nominal value, whether in units or in series, all the forgoing on the conditions and dates determined by the board of directors, in its discretion.

61.
Prior to a Qualified Public Offering, upon any issuance or allotment of a particular series or class of Shares, each Shareholder shall have a right to purchase or subscribe for these Shares, on a pro rata basis (based on its percentage of Shares of the Company held by the Shareholder at such time), and upon the same terms and conditions offered in the said issuance or allotment, such number of new Shares, so that immediately after said issuance or allotment the percentage of Shares held by the shareholder of the Company shall equal its percentage of Shares held in the Company immediately prior to said issuance or allotment.

62.
If the Company proposes to issue Shares, it shall give the shareholders written notice (the “Rights Notice”) of its intention, describing the Shares, the price, the general terms upon which the Company proposes to issue such Shares, and the number of shares and that each of the shareholders has the right to acquire under Article 59. Each Shareholder shall have twenty-one (21) days from delivery of the Rights Notice to agree to purchase up to the full amount of its pro-rata share of such Shares for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of Shares to be purchased and, if such shareholder shall elect to purchase all of its pro rata share, such additional portion of the Shares as such shareholders shall indicate it will purchase should other shareholders subscribe for less than their pro rata portion of the Shares. If not all of the shareholders purchase their pro rata share, then each shareholder who has purchased its pro rata share and indicates that it will purchase additional amount in its notice of acceptance shall be entitled to purchase, in addition to the pro rata share subscribed for, all additional amounts it has subscribed for; provided, however, that should the additional amounts subscribed for exceed the pro rata share of all of the shareholders in the Shares, each shareholder who has subscribed for any additional amount shall be entitled to purchase only that portion of the amounts not purchased by other shareholders as the additional amount subscribed for by such shareholder bears to the total amounts not subscribed for by all shareholders, subject to rounding by the board of directors to the extent it reasonably deems necessary.

63.
If a Shareholder fails to exercise in full its pre-emptive rights within the period specified above, the Company shall have one hundred twenty (120) days after delivery of the Rights Notice to sell or issue the unsold or unissued Shares at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. If the Company has not sold or issued the Shares within said one hundred twenty (120) day period, the Company shall not thereafter issue or sell any Shares without first offering such securities to the shareholders in the manner provided above.

64.
Subject to the prior approval by the General Meeting of Shareholders, the board of directors may resolve to limit or deny pre-emptive rights in respect to a specific contemplated issue of Shares. The resolution by the board of directors holding a limitation or denial of pre-emptive rights will contain a written statement stating the reasons for such limitation or denial and for the selection of the proposed issue price.

65.
The provisions of Articles 59-65 apply also to the granting of rights to subscribe for Shares but do not apply to the issuance of Shares to a person who exercises a previously acquired right to subscribe for such Shares.

GENERAL MEETINGS

66.	The Company is not required to convene an Annual Meeting, except:

66.1.	as required in order to appoint an Accountant - Auditor; or

66.2.	in the event a Shareholder demands convening an Annual Meeting; or

66.3.	in the event a director demands convening an Annual Meeting.

If a demand is made to convene an Annual Meeting, as aforesaid, it will take place not later than 15 (fifteen) months after the previous Annual Meeting and if no Annual Meeting took place in the preceding year, at a time fixed by the board of directors which will not be later than 30 (thirty) days after receipt of the demand for convening the Annual Meeting.

In the event that the board of directors fails to convene an Annual Meeting as aforesaid, any Shareholder or director may apply to the court to convene an Annual Meeting.

If it is impracticable to convene or to conduct an Annual Meeting in the manner specified in these Articles and/or in the Law, the court may, upon application of the Company or a Shareholder entitled to vote at the Annual Meeting, or a director, order that the Annual Meeting be convened and conducted in the manner ordered by the court.

A general meeting as mentioned above shall be referred to as an “Annual Meeting” and any other general meeting shall be referred to as an “Extraordinary Meeting”.

67.	The Company’s resolutions in the following matters shall be adopted at the general meeting:

67.1.	changes to the Articles;

67.2.	the exercising of powers of the board of directors in accordance with the provisions of section 52(a) of the Law;

67.3.	appointment of the Company’s auditor and termination of his employment;

67.4.	appointment of directors and termination of their employment;

67.5.	approval of acts and transactions which require approval of the general meeting according to the provisions of sections 255 and 268 to 275 of the Law;

67.6.	an increase and reduction of the authorized share capital; and

67.7.	a merger, as provided in section 320(a) of the Law.

68.
The board of directors may call an extraordinary general meeting whenever they deem fit, and it may be convened on the request of any single director or a Shareholder or Shareholders holding either the right to vote 10% of shares of the Company or a shareholder or shareholders holding 10% of the capital stock of the company and a right to vote at least 1% of the shares of the Company, as provided in section 63 of the Law, and if the directors do not convene it, the persons demanding it may do so pursuant to sections 64 and 65 of the Law. If for any reason, the directors do not convene such meeting, any director or the shareholders (as provided in section 63 of the Law) may convene it in a manner akin, as far as possible, to that in which meetings are convened by directors. If the Company has one Shareholder, the Shareholder may convene it himself, as aforesaid.

69.	The agenda of a General Meeting

69.1.	Subject to the provisions of articles 69.2 and 69.3 hereinbelow, the agenda of a general meeting shall be determined by the board of directors.

69.2.	The agenda at an annual general meeting shall include issues as follows:

69.2.1.	A discussion of the Company’s financial statements and the board of directors’ report on the state of the Company’s affairs, which is submitted to the general meeting;

69.2.2.	Appointment of an auditor;

69.2.3.	A report of the board of directors of the auditor’s fees for the auditing work, as well as for additional services, if any;

69.2.4.	The appointment of directors; and

69.2.5.	Any other matter that was decided by the board of directors.

69.3.
One or more Shareholders, who have at least 1% of the voting rights in the General Meeting, may request the board of directors to include a matter on the agenda of the general meeting which shall be held in the future, provided the matter is suitable for deliberation at the general meeting. A request, as above-mentioned, shall be submitted to the Company in writing before issuing the notice of the convening of the general meeting, and the text of the resolution proposed by the Shareholder in such matter shall be attached thereto.

70.	Notice of a General Meeting

70.1.
The Company shall send written notice of a general meeting, to all holders of the ordinary shares who are registered in the Register of Shareholders, no less than 7 (seven) days and no more than 45 (forty five) days before the date of convening, unless all the shareholders have agreed otherwise.

70.2.	The place, date and time of the general meeting shall be stated in the notice of the general meeting and it shall include the agenda and all other details which are required according to law.

71.
Subject to the provisions of any law, a defect in good faith in convening the general meeting shall not disqualify any resolution that was passed at the general meeting and shall not disqualify the discussions held thereat. Without derogating from the foregoing, an accidental omission or error in furnishing notice of the meeting to one of the Shareholders entitled to receive such notice or non-receipt of the notice by one of such Shareholders shall not invalidate any resolution passed at such meeting.

72.
The board of directors may change the venue for convening the general meeting and the time thereof, provided the above shall not affect the provisions of these Articles regarding the minimal timeframes which must elapse between the date of the notice and the date of the general meeting, and subject to the notice regarding the aforesaid change being delivered in the same manner as the notice of the general meeting in respect of which a change has been made in the place or date of its convening.

73.	Quorum

73.1.
No discussion may be commenced at a general meeting unless a quorum is present at the time the meeting began the discussion. A quorum shall be constituted when there are present, in person or by proxy, Shareholders who are entitled, by virtue of the shares held or represented by them, to at least 51% of the voting rights at the meeting. In the event that the Company has only one Shareholder, a quorum shall be constituted when the sole Shareholder is present in person or by proxy.

73.2.
If a quorum is not present within half an hour of the time fixed for a meeting (hereinafter: the “First Meeting”), the meeting shall be adjourned to the same day in the following week, at the same time and place, without repeat notice of the convening of the adjourned meeting, or to any other day and/or time and/or place as the directors determine in a notice to the Shareholders; and if a quorum is not present at the adjourned meeting within half an hour of the time fixed for the meeting, the meeting shall be held with any number of participants. No matters may be discussed at the adjourned meeting save for those matters which were included in the agenda of the First Meeting.

74.
The election of a chairman of the meeting shall be made at the beginning of the meeting, which shall be opened by the chairman of the board of directors or by a director who the board of directors has authorized for such purpose. The voting shall be according to a show of hands.

75.
Where a chairman is not present, as aforesaid, or was present at the meeting and refused to chair it, or did not attend the meeting within a quarter of an hour of the time fixed therefore, the Shareholders present shall appoint a chairman from amongst them.

76.
The chairman may, with the consent of the meeting at which a quorum is present, adjourn it to another time or place, and he must do so if the meeting so demands; no matters may be discussed at the adjourned meeting save for those matters which was not completed at the meeting at which the adjournment was resolved upon; notice need not be given of the adjournment and of the matters on the agenda for the adjourned meeting; however, if the meeting was adjourned for ten days or more, notice of the adjourned meeting shall be given in the same manner as notice of the original meeting.

77.
On the consent of all the Shareholders who are entitled to receive notices of the general meetings and to vote thereat, the general meeting may be convened even if notice of less than 7 days has been given, as the case may be.

78.
Any resolution signed by all the Shareholders of the Company who are entitled to receive notices of general meetings and to vote thereat, shall be regarded as having been passed at the Company’s general meeting.

79.	Minutes

79.1.	The Company will draw up minutes of the proceedings of the general meeting which will include the following details:

79.1.1.	The names of the participating Shareholders in the general meeting and the number of shares held by them.

79.1.2.	The matters discussed in the general meeting and the resolutions passed therein.

79.2.	Minutes signed by the chairman of the general meeting shall serve as prima facie proof of their contents.

79.3.
The minute book of the general meetings will be kept in the Company's offices and shall be available to any shareholder for inspection. A copy of the minutes will be sent to any shareholder upon request.

THE PASSING OF RESOLUTIONS AT GENERAL MEETINGS

80.
A resolution up for vote at a general meeting shall be decided on a show of hands or by an Ordinary Majority; the chairman shall decide on the method of voting. The chairman’s decision that a resolution has been passed, or has been passed unanimously or by a certain majority, and a note recorded to such effect in the Company’s protocol book, shall serve as prima facie proof of such fact and it shall not be necessary to prove the number of votes or proportion of votes given for and against the proposed resolution. The chairman’s decision on whether a resolution at the general meeting has been passed or rejected, whether unanimously or by a certain majority, shall serve as prima facie proof of the accuracy of its contents.

81.	The chairman of the meeting, whether or not he is chairman of the board of directors, shall not have any additional or casting vote.

82.
The Company may hold a general meeting by using any means of communications, provided all the Shareholders participating may hear one another at the same time through such means. The Company may regulate the manner and way in which a meeting is conducted through means of communications, as aforesaid.

83.	A Shareholder may vote at a general meeting or at a class meeting, in person or by proxy, all in accordance with the provisions hereof. A proxy for voting need not be a Shareholder of the Company.

84.
A proxy for voting may participate in discussions at the general meeting and be elected as chairman of the meeting, as the appointing Shareholder would have so been entitled, provided it was not noted to the contrary in his deed of appointment.

85.	Instrument Appointing a Proxy for Voting

85.1.
The instrument appointing a proxy for voting (hereinafter: the “Instrument of Appointment”) and the power of attorney pursuant whereto the Instrument of Appointment was signed (if any), or a suitable copy thereof, to the board of directors’ satisfaction, shall be deposited at the Company’s office prior to the meeting.

The Instrument of Appointment shall be in writing and signed by the appointer or by the person who has been duly authorized to do so in writing, as well as by a witness to his signature, if so required by the board of directors.  Where the appointer is a corporation, the Instrument of Appointment shall be in writing and signed in the manner which is binding on the corporation. The board of directors may demand that written certification be given to the Company, to the board of directors’ satisfaction, regarding the signatories’ authority to bind the corporation.

85.2.	An Instrument of Appointment appointing a proxy shall be prepared in the following form or in the closest possible form:

”I ________________ of _______________ as a shareholder of _____________ Ltd., hereby appoint Mr. _____________ or in his absence, Mr. _____________ of _______________, to vote in my name and stead in respect of ______ shares of _______ class held by me, at the general meeting (annual/extraordinary) of the Company to be held on the ___ day of _______ 200_ and at any adjourned meeting thereof.

In witness whereof I have set my hand for signature on this ___ day of _______ 200_.

Signature”

85.3.
The Instrument of Appointment shall state the class of shares in respect of which it is being given and their number. Where the Instrument of Appointment fails to state the numbers of the shares in respect of which it was given or where a number of shares was stated therein which is higher than the shares registered in the Shareholder’s name, the Instrument of Appointment shall be regarded as having been given in respect of all the Shareholder’s shares.

85.4.
Where an Instrument of Appointment was given in respect of a number of shares which is lower than the shares registered in the Shareholder’s name, the Shareholder shall be regarded as having abstained from being present at the voting in respect of the balance of his shares and the Instrument of Appointment shall be valid for the number of shares stated therein.

85.5.	An Instrument of Appointment shall be valid also with respect to any adjourned meeting to which the Instrument of Appointment refers, provided it was not specified otherwise therein.

86.	Without derogating from the provisions hereof regarding the appointment of a proxy, a Shareholder who holds more than one share may appoint more than one proxy, subject to the following provisions:

86.1.	Each Instrument of Appointment shall specify the class and the number of the shares in respect of which it was given.

86.2.
Where the overall number of shares of any particular class stated in the Instruments of Appointments given by a Shareholder exceeds the number of shares of that class which are registered in his name or which are specified in the confirmation of ownership, as the case may be, all the instruments of appointment given by that Shareholder shall be cancelled and the Shareholder shall be regarded as having abstained from being present at the voting in respect of all his shares in respect of which the said Instruments of Appointment were given.

87.	A Shareholder or proxy may vote by virtue of some of the shares held by him or for which he serves as proxy.

88.
A vote cast by virtue of the Instrument of Appointment shall be valid notwithstanding any defect therein and also if prior to the voting, the appointer died or became incapacitated or the Instrument of Appointment was cancelled or the share in respect of which the Instrument of Appointment was given was transferred, unless notice in writing of the defect, death, disqualification, cancellation or transfer, as the case may be, was received at the Company’s registered office, prior to commencing the meeting.

89.
Subject to the provisions of any law, in the case of joint Shareholders, each of them may vote at any meeting, whether in person or by proxy in relation to such share, as though he was the sole party entitled thereto. Where more than one of the joint Shareholders participated in the meeting, in person or by proxy, the name of the Shareholder whose name appears first in the Register of Shareholders in relation to the share shall vote, unless all the registered owners of that share direct otherwise in writing.

A Shareholder who is legally incapacitated may vote by means of his guardian or another person who has been appointed by the Court and any such guardian or other person may vote by means of a proxy.

90.
So long as a majority of the A1 Shares issued at the closing of the investment at which the initial issuance of A1 Shares occurred are outstanding no action - either directly or by amendment, merger, consolidation, or otherwise - shall be taken by the Company, the board of directors or the General Meeting of Shareholders as may be the case, without the written consent of the Lead Investor, to:

90.1.	liquidate, dissolve or wind-up the affairs of the Company;

90.2.
effect a merger or consolidation (other than one in which shareholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company;

90.3.	amend, alter, or repeal any provision of these Articles of Association or By-laws, if any;

90.4.	create or authorize the creation of or issue any Share, option, warrant or other right to subscribe for Shares or securities convertible into or exchangeable for Shares;

90.5.	purchase or redeem Shares or options (other than management options) or warrants or other rights to subscribe for Shares or securities convertible into or exchangeable for Shares;

90.6.	pay any dividend on any Share prior to payment of dividend on the A1 Shares, or

90.7.	increase or decrease the size of the board of directors.

THE BOARD OF DIRECTORS

91.	A director is not obliged to be a Shareholder of the Company.

92.	A corporation may serve as a director.

93.
The board of directors shall consist of at least one (1) and not more than nine (9) members. With due observance of Article 93 and the board of directors itself shall fix the number of persons constituting the whole board of directors.

94.	The members of the board of directors shall be appointed and any vacancies in the board of directors shall be filled as follows:

94.1.	four (4) members shall be appointed by the Lead Investor;

94.2.	one (1) member shall be appointed by Real Property Investment Ltd. as long as it is a holder of A2 Shares;

94.3.
for so long as Keswick Properties Ltd and Kendray Properties Ltd. collectively hold at least ten percent (10%) of the shares of the Company; (i) They shall be entitled to appoint one member of the board of directors and (ii) one (1) additional director shall be appointed by the Lead Investor; and

94.4.	the remaining number of directors shall be appointed by the board of directors.

95.
The directors may be removed or suspended at any time by the person or body that has appointed such director as provided in this Article 95 and/or by the General Meeting of Shareholders. Such suspension shall end in case the director concerned shall not be dismissed within two (2) months after the suspension, whereupon the director concerned shall resume his normal activities.

96.
So long as Mr. Corsini holds at least four percent (4%) of the Shares of the Company, Mr. Corsini shall receive notice of and shall have the right to be an observer at meetings of the board of directors.

97.	Appointment of Directors and Termination of Their Office

97.1.
The directors shall be appointed by a resolution of the general meeting. The Company may, at any time, by resolution of the general meeting, remove a director from his position, and appoint a different director in his place. A director who was removed from office in such manner may be reappointed.

97.2.
The directors may at all times appoint another person as director, whether for the sake of filling the office of director which has become vacant or for the sake of adding a director to the board of directors, provided the number of directors does not exceed the maximum number prescribed in the Articles. However, the general meeting may at any time dismiss a person who was appointed as aforesaid, and also, should it so wish, appoint another director in his place. A director who was appointed under this article, shall resign at the next Annual Meeting, however the above shall not preclude him from being re-elected as director.

97.3.
Notwithstanding all of the aforementioned, the general meeting may, at any time, by a decision passed by an Ordinary Majority, dismiss a director from his post prior to the end of his term, provided that the director was given a reasonable opportunity to state his case in front of the general meeting.

97.4.	The general meeting or the board of directors may decide that the term of a director appointed by them shall begin on a later date than the date of his nomination.

97.5.
Where the office of a director has become vacant, the board of director may continue to act in all matters as long as the number of directors is not less than the minimal number of directors prescribed in article 93 above.

97.6.	The office of director shall become vacant of itself – in addition to the cases specified in the Law – in any of the following cases:

97.6.1.	on his death, and where the director is a corporation – on its being expunged or wound-up;

97.6.2.	if he became legally incapacitated;

97.6.3.	if he became bankrupt or if he reached a compromise with his creditors;

97.6.4.	if the general meeting has removed him from his office or does not re-elect him;

97.6.5.	if he has resigned;

97.6.6.	if he was convicted of a crime under section 232 to the Companies Law;

97.6.7.	if a competent court has determined that his term has expired under section 233 to the Companies Law.

98.	The following provisions shall apply to the directors:

98.1.	The Company may pay the directors remuneration for fulfilling their positions as directors.

98.2.
The Company may reimburse the directors for reasonable transportation expenses, travel and living expenses and other expenses relating to their participation in meetings of the board of directors and in fulfilling their position as directors.

98.3.	The Company may pay a further fee to a director who was requested to render special services or to invest special efforts for the Company, including to travel abroad or to stay there.

ALTERNATE DIRECTORS

99.	Each director may, by notice in writing which shall be given to the board of directors, appoint one person as an alternate and may also cancel such appointment and appoint another alternate.

100.	Without derogating from the foregoing, a person shall not be appointed as an alternate if he is not entitled and/or eligible to be appointed as director.

101.	An alternate director may be a person serving as a director or as an alternate director of the Company.

102.
Such alternate director shall have all those rights and powers, both with respect to participating in the Company’s management and with respect to signatures and the like, which the director who appointed him has. The office of an alternate director shall be vacated in and of itself upon vacation of the office of the director for whom he substitutes. The appointment of an alternate director is subject to approval of the board of directors.

THE BOARD OF DIRECTORS’ POWERS AND FUNCTIONS

103.
The board of directors shall have the powers and authority conferred thereon hereunder, according to the Companies Law and pursuant to any law. Without derogating from the provisions hereof, the board of directors shall formulate the Company’s policy and shall supervise performance of the General Manager’s functions and acts, including:

103.1.	It shall determine the Company’s program of operations, principles for financing them and the order of priority between them;

103.2.	It shall examine the Company’s financial position, and shall determine the credit facilities which the Company may receive;

103.3.	It shall determine the organizational structure and the salary policy;

103.4.	It shall be responsible for drawing up the financial statements and for their ratification, as provided in section 171 of the Companies Law;

103.5.	It shall report to the Annual Meeting regarding the state of the Company’s affairs and on the business results, as provided in section 173 of the Companies Law;

103.6.	It shall appoint and dismiss the General Manager;

103.7.	It shall decide on acts and transactions which require its approval pursuant hereto or according to the provisions of sections 255 and 268 to 275 of the Companies Law;

103.8.	It may decide on the distribution of a dividend or on the distribution of bonus shares;

103.9.	It may issue shares and securities convertible to shares up to the maximum value of the registered capital of the Company;

103.10.	It may decide on a distribution, within the meaning of this term in section 1 of the Companies Law, as provided in sections 307 or 308 of the Companies Law;

103.11.	It may approve a merger, as provided in sections 314 to 327 of the Law.

The board of directors’ powers according to this article 103 may not be delegated to the General Manager, except for the power mentioned in article 103.9 above which may be delegated according to section 288 of the Companies Law.

104.	Any authority of the Company which was not vested in another organ, by law or under these Articles, may be exercised by the board of directors.

105.
Subject hereto, the board of directors may delegate some of its powers to the General Manager, to an officer of the Company or to another person. A delegation of the board of directors’ power may be for a specific matter or for a certain period of time, all in the board of directors’ discretion.

BORROWING POWERS

106.	Without derogating from the provisions hereof, the directors may from time to time and at their discretion, borrow and secure the payment of any amount or amounts of money for the Company’s objects.

107.
The directors may secure the discharge of any such amounts in such manner and on such terms and conditions as it deems fit and in particular, by issuing promissory notes, debentures or any floating charge over all or any of the Company’s property, in the present or in the future, including the share capital which has not yet been called and against any charges and other collateral of whatsoever nature.

108.
All promissory notes, debentures or other collateral may be issued at a discount, at a premium or in another manner and with the grant of any special privileges regarding redemption and conversion into shares.

THE BOARD OF DIRECTORS’ ACTS

109.
The directors may convene for the sake of conducting business, adjourn their meetings and conduct their acts and discussions as they deem fit, including the holding of meetings by using means of communications (including, without limitation, electronic means of communications, telephone, video-conferencing etc.) or the holding meetings without convening in practice, all in accordance with the stipulations of the Law.

110.	A simple majority of the directors, who are present, whether in person or by proxy, shall constitute a quorum.

111.	The agenda of meetings of the board of directors shall be set by the chairman of the board of directors, in accordance with the Law.

112.
Notice of a board of directors’ meeting shall be given to all its members, unless the Articles stipulate another provision for determining the date of delivery. Any notice of a board of directors’ meeting shall include a reasonable itemization of all matters on the agenda. The notice may be oral, in a telephone conversation, in writing or by cable or telex or telefax or electronic mail, provided the notice is given a reasonable time before the time of the meeting, and not less than 24 hours prior thereto, unless all the directors entitled to receive notice have agreed to waive receipt of the notice as aforesaid.

113.
A director who is out of the country at any time, shall be entitled to receive notice of the convening of a meeting during his absence, at the address given for sending the notice. In the event of the appointment of an alternate director, the alternate director shall receive notice of the board of directors’ meeting, all provided he has informed the Company of his aforesaid appointment.

114.	INTENTIONALLY LEFT BLANK.

115.	Questions which arise at meetings of the board of directors shall be resolved by a majority of the votes participating in the meeting.

116.	If the votes for and against any proposed resolution are tied, the chairman shall not have an additional or casting vote.

117.
The directors may elect one of their members as chairman of the board of directors and determine the term of his office; they may further dismiss the chairman and appoint another in his stead. However, if the chairman is not present at any meeting of the board of directors within 15 minutes of the time fixed for the meeting’s commencement, the directors may elect one of their number to serve as chairman of the meeting.

118.	A board of directors’ meeting at which a quorum is present may exercise all the powers, authority and discretions vested at such time in the board of directors, or which are generally exercised by it.

119.
Where a director is precluded from voting in accordance with the provisions of any law, the quorum for the purposes of such voting shall be the number of directors who are present in his absence. The foregoing does not derogate from the provisions of section 278 of the Law.

120.
Any act performed at a board of directors’ meeting or at a directors’ committee or by whoever fulfills the position of director, shall not be invalidated merely by reason of a defect in the appointment of one or more of the persons performing the act or that they were not qualified to hold office.

121.	Minutes of Meetings

121.1.	The board of directors will ensure the drafting of minutes of the proceedings of the board of directors' meetings. The minutes shall include, inter alia, the following details:

121.1.1.	The names of the participating directors and all others present;

121.1.2.	The issues that were discussed and the resolutions that were passed;

121.1.3.	Each minutes of meeting shall be signed by the chairman or by the head of the meeting, as applicable. Minutes of meeting signed in such manner shall serve as prima facie proof of their content.

122.	A resolution in writing which is signed by all the directors, entitled to vote on a matter, shall be valid as though it was passed at a board of directors’ meeting which was duly convened.

123.
So long as a majority of the A1 Shares issued at the closing of the investment at which the initial issuance of A1 Shares occurred are outstanding, the board of directors shall require the prior approval of at least one director appointed by the Lead Investor for the following resolutions, acts of management and actions resulting therefrom and no director shall be permitted to enter into any binding obligation on behalf of the Company without the board of directors having first obtained such approval from at least one director appointed by the Lead Investor:

123.1.	make any loan or advance to, or own any stock or other securities of, any subsidiary or other Company, partnership, or other entity unless it is wholly owned by the Company;

123.2.
make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of a employee stock or option plan approved by the board of directors;

123.3.	guarantee, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

123.4.	make any investment other than investments in secure government securities;

123.5.
incur any aggregate indebtedness in excess of one hundred and fifty thousand United States Dollar (US$150,000) that is not already included in a budget approved by the board of directors, other than trade credit incurred in the ordinary course of business;

123.6.	enter into or be a party to any transaction with any director, officer or employee of the Company other than upon fair and reasonable terms that are approved by a majority of the board of directors;

123.7.	hire, fire, or change the compensation of the executive officers, including approving any option plans;

123.8.	change the principal business of the Company, enter new lines of business, or exit the current line of business; or

123.9.	sell, transfer, license, pledge or encumber assets, technology or intellectual property, other than licenses granted in the ordinary course of business.

THE BOARD OF DIRECTORS’ COMMITTEES

124.
Subject to the provisions hereof, the board of directors may, as it deems fit, establish committees, appoint members thereof from amongst members of the board of directors (hereinafter: a “Board of Directors’ Committee”), and to delegate all or any of its powers to such committee. Notwithstanding the foregoing, the board of directors may not delegate any of its powers to a Board of Directors’ Committee in the following matters, other than for the sake of recommendation alone:

124.1.	the determining of the Company’s general policy;

124.2.	any distribution, unless it involves a purchase of the Company’s shares in accordance with the framework which has been formulated in advance by the board of directors;

124.3.	the determining of the board of directors’ position in a matter requiring approval of the general meeting;

124.4.	the appointment of directors;

124.5.
an allotment of shares or securities which are convertible into shares or which may exercised for shares, or of a series of debentures, unless the allotment of shares is due to an exercise or conversion of the Company’s securities;

124.6.	ratification of the financial statements;

124.7.	the board of directors’ approval of transactions and acts requiring the board of directors’ approval pursuant to sections 255 and 268 to 275 of the Companies Law.

125.
A resolution that was passed or an act performed at a Board of Directors’ Committee, shall be treated as a resolution passed or an act performed at the board of directors, unless explicitly stipulated otherwise by the board of directors, for a specific matter or with respect to a certain committee.

126.
The board of directors may from time to time expand, limit or cancel the delegation of authority to a Board of Directors’ Committee. However, nothing in the aforesaid limitation or cancellation of powers shall serve to impair the validity of a resolution of a committee on which the Company acted, in respect of any other person who was not aware of its cancellation.

127.
The provisions included herein regarding the board of directors’ acts shall apply also, mutatis mutandis, to Board of Directors’ Committees, as long as they have not been replaced by instructions which were given by the board of directors in this regard.

128.
A Board of Directors’ Committee shall report to the board of directors, as promptly as practicable on its resolutions or recommendations.  If such resolution or recommendation has not been reported within 30 days, it shall be null and void.

THE GENERAL MANAGER

129.	The board of directors may, from time to time, appoint a general manager of the Company (hereinafter: the “General Manager”) and it may dismiss or replace him whenever it deems fit.

130.	The General Manager does not have to be a director or Shareholder of the Company.

131.	The General Manager is responsible for the ongoing management of the Company’s affairs, in the framework of the policy laid down by the board of directors and is subject to its directions.

132.
The General Manager shall have all the management and executive powers which were not conferred under the Law or in these Articles or by virtue thereof to any other organ of the Company; the General Manager shall be under the supervision of the board of directors.

133.
Subject to the provisions hereof, the board of directors may from time to time, give and grant powers to the General Manager which the board of directors has pursuant hereto, as it sees fit, and it may grant some of these powers for such period, for such purposes, on such terms and conditions and with such restrictions as the board of directors sees fit. The board of directors may grant these powers, both without waiving its powers in the matter as well as in place or instead of all or any of these powers, and it may from time to time cancel, negate and alter these powers, in whole or in part.

134.
The General Manager may, with the board of directors’ approval, delegate some of his powers, to another or to others, who are subordinate to him. Such approval may be given, whether by general approval or for a specific matter, whether in a specific resolution or in the framework of the board of directors’ procedures.

135.	The General Manager’s fee may be paid by means of the payment of a salary or commissions or participation in profits or by awarding securities or a right to purchase them, or in any other way.

CLERKS AND NON-EXECUTIVE OFFICERS

136.
The General Manager may from time to time appoint clerks, employees, agents and non-executive officers, for temporary or special permanent positions, as the General Manager shall deem fit from time to time. Similarly, the General Manager may discontinue the service of one or more of the above persons from time to time and at any time, in his sole discretion. The General Manager may determine the powers and duties of those persons mentioned above, as well as their salaries and grants, and demand security in such cases and in such amounts as he sees fit.

SIGNATORY RIGHTS ON THE COMPANY’S BEHALF

137.
Subject to the Law and the provisions hereof, the board of directors may empower any person to act and to sign in the Company’s name, whether alone or together with another person, whether in a general manner or for specific matters.

138.
The Company may have a seal and/or stamp for the purpose of stamping its name on documents to be signed and if the board of directors so determines, documents binding the Company shall carry the seal or stamp in addition to the signatures required by article 137 above. Except in the cases where the seal or stamp is required as specified above, the Company shall be bound in respect of documents signed on its behalf by such person or persons authorized by the Directors to sign on behalf of the Company in accordance with article 137, together with the written or typewritten name of the Company.

APPOINTMENT OF AN ATTORNEY

139.
The board of directors may at any time empower any person to serve as the Company’s attorney, for such objects and with such powers, authority and discretion, for such period and subject to such terms, as it deems fit. The board of directors may grant such person, inter alia, authority to transfer the powers, authorizations and discretion vested in him to another, either fully or partially.

VALIDITY OF ACTS AND APPROVAL OF TRANSACTIONS

140.
All acts which have been executed by (i) the board of directors (ii) by a Board of Directors’ Committee (iii) by any person who acts as director or as a member of a Board of Directors’ Committee (iv) by the General Manager shall be valid even if it is subsequently discovered that there was a defect in appointing such person or entity, or that any of same was ineligible to serve in his position.

141.
Being a shareholder of the Company, an interested party or an officer in any other company, including a corporation in which the Company is an interested party or which is a Shareholder of the Company, shall not disqualify the person from serving as an officer in the Company. Similarly, a person shall not be disqualified from serving as an officer of the Company due to such person or any corporation, mentioned above from entering into a contract with the Company, in any matter and in any manner.

142.
The fact that a person is an officer of the Company shall not disqualify him or any of his relatives or any other corporation in which he is an interested party, from executing transactions with the Company.

143.	Subject to applicable law, an officer may participate in and vote at discussions concerning the ratification of transactions or acts in which he has a personal interest.

144.
An officer of the Company who knows that he has a personal interest in an existing or proposed transaction of the Company, shall disclose to the Company without delay and by no later than the board of directors’ meeting at which the transaction is first discussed, the nature of his personal interest, including any material fact or document. The provisions of this section shall not apply when the personal interest derives solely from the existence of a personal interest of a relative in a transaction which is not exceptional.

145.
A transaction of the Company with an officer thereof, as well as a transaction of the Company with another person in which the officer of the Company has a personal interest and which are not exceptional transactions, shall be approved in the following manner:

145.1.	The officer shall notify the board of directors of the nature of the personal interest, as a result of the foregoing, for the purpose of any execution of a transaction which is not exceptional.

145.2.
The execution of a transaction which is not exceptional, as above-mentioned, requires approval of the board of directors or of the audit committee or of any other party which shall be authorized for such purpose by the board of directors, whether by a specific resolution or by a general consent.

145.3.	The approval of transactions which are not exceptional, as stated above, can be carried out by giving general approval to certain types of transactions or by approval of a specific transaction.

EXEMPTION, INDEMNITY AND INSURANCE

146.	The Company shall be entitled to enter into contracts to insure the liability of any officer thereof, in full or in part, for any of the following:

146.1.	a breach of the duty of care vis-à-vis the Company or vis-à-vis another person, but excluding the duty of care which was intentionally or recklessly breached;

146.2.	a breach of a fiduciary duty vis-à-vis the Company, provided that the officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company’s interests;

146.3.	any monetary liability imposed on him in favor of another person by reason of an act done by virtue of his being an officer of the Company; and

146.4.	any other liability which may be insured according to law.

147.
Subject to the provisions of the Law, the Company may indemnify post factum and/or  undertake in advance to indemnify any of its officers due to any liability or expense imposed on him as a result of an act which he performed by virtue of his being an officer of the Company, the aforesaid for any of the following:

147.1.	Any monetary liability imposed on him in favor of another person pursuant to a judgment, including a judgment rendered in a settlement, or an arbitrator’s award that has been approved by a court;

147.2.
Reasonable litigation expenses, including lawyers’ fees incurred by an officer relating to investigative action against him by competent authority, which concluded without resulting in (i) any indictment or (ii) any financial penalty as an alternative to criminal proceedings, as defined by the Companies Law, or concluded without resulting in any indictment, yet concluded with a financial penalty as an alternative to criminal proceedings relating to a strict liability offense;

147.3.
Reasonable litigation expenses, including lawyers’ fees, incurred by an officer or which he is ordered to pay by a court, in proceedings filed against him by the Company, in its name or by another person, or in a criminal indictment from which he is acquitted or in a strict liability criminal indictment in which he was convicted; and

147.4.	Any other act or omission in respect of which an officer may be indemnified according to law.

148.
The Company may release an officer, in advance, of his liability, in whole or in part, due to damage which it incurs as a result of the officer's breach of the duty of care towards the Company. Notwithstanding the previous sentence,  the Company cannot release a director of his liability in advance due to for damage which the Company incurs as a result of a breach in the duty of care relating to a distribution (as defined by the Companies Law).

149.
The Company may undertake to indemnify an officer, in advance, subject to the Company’s ability to indemnify an officer thereof in accordance with the provisions of any law (hereinafter: the “Undertaking of Indemnity”). An Undertaking of Indemnity shall be for the following events:

149.1.
Events as stipulated in article 147.1 above, provided that the undertaking of indemnity will be limited to the events that the board of directors stated as predictable in view of the Company's activities at the time such undertaking was adopted and to an amount or a standard which the board of directors stated as reasonable under the circumstances. In the undertaking of indemnity, it shall be stipulated in writing the events that the board of directors stated as predictable in view of the Company's activities at that time and in a reasonable amount or standard under the circumstances.

149.2.	Events as stipulated in article 147.2 and 147.3 above.

150.	The Company may, subject to the provisions hereof, approve the retroactive indemnification of an officer thereof, either fully or partially, as it elects.

151.
The Company may undertake to an employee of the Company, including an officer of the Company who is not a director therein, who serves or shall serve on the Company’s behalf or at its request, as a director in another company whose shares are held by the Company, directly or indirectly (hereinafter: “Director of the Other Company”), to indemnify him for  any liability or expense, as set forth in article 147 above, which shall be imposed on him due to an act which he performed by virtue of his being a Director of the Other Company, provided the undertaking shall be limited to types of events which, in the board of directors’ opinion, may be anticipated, at the time of giving the undertaking of indemnity and the amount which the board of directors has deemed reasonable in the circumstances of the matter.

152.
Without derogating from the provisions of article 151 above, the Company may retroactively indemnify a Director of the Other Company, due to any liability or expense, as set forth in article 147 above, which was imposed on such Director of the Other Company due to an act which was performed by virtue of being a Director of the Other Company.

153.	The provisions hereof shall not serve to restrict the Company, in any way, from entering into any insurance contract, or as regards awarding an exemption or indemnity:

153.1.
in connection with a person who is not an officer of the Company or a Director of the Other Company, including but without derogating from the generality of the foregoing, employees, contractors or consultants.

153.2.	in connection with an officer of the Company or a Director of the Other Company, to the extent the insurance, exemption or indemnity are not prohibited according to law.

THE AUDITOR AND FINANCIAL STATEMENTS

154.
An auditor shall be appointed at each Annual Meeting, and shall serve in his position until the end of the next Annual Meeting. Notwithstanding the foregoing, the Company may appoint an auditor for a longer period of time at a general meeting, provided, however, that the said period does not exceed the period set out in the provisions of the Law.

155.
Where an auditor of the Company has been appointed, as provided in article 154 above, the board of directors shall use its discretion to fix his fee for the auditing work, in the board of directors’ discretion.

156.	The auditor’s fee for additional services to the Company, which are not auditing work, shall be fixed by the board of directors, in its discretion.

157.	An auditor may be present at all general meetings of the Company and express his opinion by virtue of his position as auditor of the Company.

158.	Any act performed by the auditor shall be valid vis-à-vis any person who deals with the Company in good faith, notwithstanding a defect in the appointment or training of the auditor.

159.
The Company shall prepare financial statements for every year, which shall include a balance sheet as of 31 December and an annual profit and loss statement, as well as additional financial statements, all in accordance with what is required according to accepted accounting procedures; the auditor shall audit the said financial statements.

160.	The Company’s financial statements shall be prepared within nine months of the 31st of December of the preceding year.

THE ACQUISITION OF COMPANIES

161.	Any act of merger in which the Company is involved shall require approval of the board of directors and the general meeting, in accordance with the stipulations prescribed in the Law.

DIVIDENDS, FUNDS AND CAPITALIZATION OF FUNDS AND PROFITS

162.
The board of directors may, prior to deciding on the distribution of a dividend as provided in article 165 hereinbelow, allocate such amounts as they deem fit, as a general fund or a reserve fund for whatsoever needs or objects, as the board of directors shall decide in its discretion.

163.	RESERVED.

164.	RESERVED.

165.
The board of directors may adopt a decision on the distribution of a dividend. The board of directors which decides on the distribution of a dividend may decide that the dividend shall be paid, in whole or in part, in cash or by way of a distribution of assets in kind, including securities or in any other way, all in the board of directors’ discretion.

166.	Allotment of Bonus Shares

166.1.
The board of directors may decide on the distribution of bonus shares and on the conversion into share capital part of the Company’s profits, within the meaning thereof in section 302(b) of the Companies Law, from a premium on shares or from any other source in its equity, which are stated in its most recent financial statements, in an amount to be determined by the board of directors and which shall not be less than the nominal value of the bonus shares. Bonus shares which are allotted pursuant hereto shall be deemed as being fully paid-up.

166.2.
The board of directors which decides on an allotment of bonus shares may decide that the Company shall transfer to a special fund, which shall be designated for distributing bonus shares in the future, such amount whose conversion into share capital shall be sufficient for the allotment, to whoever shall at such time be, for whatsoever reason, eligible to purchase shares of the Company (including a right which may only be exercised on a later date), bonus shares to which he would have been entitled had he exercised the right to purchase all or some of the shares, the aforesaid by way of converting a suitable part of the said special fund into share capital.

166.3.
The bonus shares shall confer on their holders the right to participate in a distribution of the dividends, in cash or in bonus shares, commencing from the date determined by the board of directors and in any other right, as determined by the board of directors. With regard to determining the amount to be transferred to the said special fund, any amount transferred to such fund in respect of previous distributions of bonus shares shall be seen as though it has already been capitalized and that shares entitling the holders of the right to purchase shares, to bonus shares, have been allotted from such amount.

167.
Where the rights attached to any shares, or the terms of issue of the shares do not stipulate otherwise, shares that were paid-up or which were credited as being fully or partially paid-up during any particular period in respect of which dividends are paid, shall entitle their owners to a dividend relative to the amount which was paid-up or which was credited as being paid-up on the nominal value of those shares and on the date of their payment (pro rata temporis), without taking into account any premium that was paid thereon.

168.	For the purpose of implementing a resolution with regard to the distribution of a dividend or the allotment of bonus shares, the board of directors may:

168.1.	settle, as it sees fit, any difficulty which arises in connection therewith and adopt all steps which it sees fit in order to overcome this difficulty.

168.2.
decide that fractions, in general, or fractions in an amount lower than a certain amount as decided by the board of directors, shall not be taken into account for the purpose of adjusting the right of the Shareholders or sell fractions of shares and pay the (net) consideration to those persons who are eligible.

168.3.
empower to sign, in the name of the Shareholders, any contract or other document which shall be necessary for giving validity to an allotment or distribution, and in particular, to empower, sign and submit for registration, a document in writing, as provided in section 291 of the Companies Law.

168.4.	make any arrangement or other settlement which may be necessary in the board of directors’ opinion in order to facilitate the allotment.

169.	A dividend or other benefits in respect of shares shall not bear interest.

170.
Without derogating from the provisions hereof, the board of directors may retain any dividend or bonus shares or other benefits in respect of a share for which the consideration thereon has not been paid, in whole or in part, to the Company and to collect any such amount or consideration received on the sale of any bonus shares or other benefit on account of the debts or obligations in respect of the said share.

171.
The board of directors may from time to time determine the method of payment of the dividends or the allotment of bonus shares or the transfer thereof to other eligible parties, as well as instructions, procedures and arrangements in connection therewith.

172.
If two or more persons are registered in the Register as joint Shareholders, each one may give a valid receipt for any dividend, share or other value, or other monies or benefits which are due in respect of the share and the cheque or the payment order may be drawn up to the order of one of them and the cheque may be sent by registered mail to his address, as recorded in the register.

THE COMPANY’S DOCUMENTS

173.	The Shareholders have a right to inspect the documents of the Company detailed in section 184 of the Companies Law, upon fulfillment of the conditions stipulated in this regard.

174.
Without derogating from the provisions of article 173 above, the board of directors may, in its discretion, decide to grant a right to inspect all or any of the Company’s documents, including to all or any of the Shareholders, as it deems fit.

175.
The Shareholders shall not have a right to inspect all or any of the Company’s documents, unless they were granted such right, under Law or according to these Articles, or if they were so authorized by the board of directors, as provided in article 174 above.

176.
Subject to the provisions of any law, any book, ledger or register which the Company is obliged to keep, according to law or pursuant hereto, shall be kept by technical, mechanical or other means, as shall be decided by the board of directors.

WINDING-UP

177.
Without derogating from a liquidator’s authority under section 334 of the Ordinance and subject to the rights attached to the classes of shares issued in the Company, if the Company is wound-up voluntarily or in any other manner, the Company’s assets shall be distributed after discharging all its liabilities amongst the Shareholders, in a manner relative to the amount which was paid-up or which was credited as being paid-up on the nominal value of those shares and on the date of their payment (pro rata temporis), without taking into account any premium that was paid thereon.

178.
Subject to the provisions of any law, a liquidator may distribute in kind amongst the eligible Shareholders, according to a resolution of the general meeting passed by an Ordinary Majority, all or some of the surplus assets and the liquidator may also, according to a resolution of the general meeting passed by an Ordinary Majority, deposit any part of the surplus assets with trustees who shall hold them in trust for the Shareholders, as the liquidator shall see fit. For the purpose of dividing the surplus assets in kind, the liquidator may determine the fair value of the distributable assets and decide how the distribution amongst the ordinary Shareholders shall be executed, having regard for the rights attached to the various classes of shares of the Company which they own.

179.
Notwithstanding any other provision of these Articles of Association, any resolution providing for the dissolution, liquidation or winding up of the Company shall be valid only if duly adopted at a General Meeting of Shareholders by the holder or holders of at least sixty-six percent (66%) of the Shares of the Company at the time outstanding, the notice of which meeting shall have specified the nature of any such resolution to be voted upon at such meeting.

179.1.	In the event of dissolution of the Company, the liquidation shall be effected under such provisions, as the General Meeting of Shareholders shall decide.

179.2.	Following its dissolution, the object of the Company shall be the liquidation of its assets and all such things as may be useful therefor.

180.	The liquidation balance shall be distributed to the shareholders, and any such distribution of the liquidation balance shall be effected according to the following order:

180.1.
First, the holders of the A1 Shares shall be entitled to receive, ratably among themselves, prior and in preference to the holders of any other class or series of Shares by reason of their ownership thereof, an amount per share equal to the equivalent in Israel New Shekels (NIS) of the sum of (x) the Original Issue Price for each such A1 Share, and (y) an amount equal to accrued and declared but unpaid dividends on each such share.

180.2.
Second, if any assets remain in the Company after the distribution contemplated by subsection (i) above has been fully made, the holders of the A2 Shares shall be entitled to receive, ratably among themselves as one series of shares on an as converted basis, prior and in preference to the holders of any other class or series of capital stock or shares of the Company, except for the A1 Shares, by reason of their ownership thereof, an amount per share equal to the equivalent in Israel New Shekels (NIS) of the sum of (x) the Original Issue Price for each such A2 Share, and (y) an amount equal to accrued and declared but unpaid dividends on each such share.

180.3.
Third, if (i) any assets remain in the Company after the distributions contemplated by subsections (i) and (ii) above have been fully made, and (ii) the aggregate amount payable to the holders of A1 Shares in such transaction (after giving effect to all payments, including the payments in subsection (iv) below) is less than two times the Original Issue Price, then an eight percent (8%) dividend compounded annually will be payable to such holders of A1 Shares.

180.4.
Fourth, if any assets remain in the Company after the distributions contemplated by subsections (i) and (ii) above have been fully made, such assets shall be distributed ratably to the holders of the Preferred Shares and the holders of the Common Stock based upon the number of Common Stock held by (or which, upon conversion of the Preferred Shares into Common Stock, would be held by) such holders.

181.
During ten (10) years after the end of the liquidation, the books and records of the Company shall remain in the custody of the liquidator of the Company or the custodian designated thereto by the judge at the liquidator’s request.

NOTICES

182.
The giving of notices or the delivery of documents to Shareholders according to the provisions of the Law or pursuant hereto shall be carried out in one of the ways mentioned in this chapter hereinbelow.

183.
The Company may deliver a notice or document to a Shareholder by hand delivery, or by facsimile or by sending it by mail or by means of electronic mail; delivery by mail shall be made according to the address of the Shareholder as recorded in the Register, and if there is no such address recorded, according to the address which has been given to the Company for the purpose of sending notices to him. A notice delivered by means of transmitting a facsimile shall be sent to the Shareholder in accordance with the facsimile number which was given by him to the Company. A notice which is delivered by electronic mail shall be sent to the Shareholder according to the electronic mail address which he has given the Company.

184.
A notice or document which was delivered by hand to a Shareholder, shall be deemed as having been properly delivered when physically delivered to that address. A notice or document which was sent by mail shall be deemed as having been properly delivered if deposited for dispatch at a post office, while bearing the correct address and duly stamped.  Notice by fax or email shall be effective on the next business day in Israel after sent to the number or email address provided by such Shareholder after with a fax confirmation of delivery for notice by fax and no delivery failure message within 24 hours if by email.

185.	In the case of joint Shareholders, the Company may send notice to the joint Shareholder whose name appears first in the Register in respect of the share.

186.
Any document or notice which have been furnished to Shareholders of the Company, in accordance with the provisions hereof, shall be deemed as having been duly served notwithstanding the death, bankruptcy or winding-up of that Shareholder or assignment of the right in the shares according to law (whether or not the Company was aware thereof), as long as any other person has not been recorded as Shareholder in his place and such dispatch or delivery shall be deemed for all purposes as being sufficient with respect to any person who has an interest in those shares or who is entitled thereto, by virtue of an assignment of the right, pursuant to law, whether together with such Shareholder or by virtue or in lieu of such Shareholder.

187.
Subject to the provisions of any law, a Shareholder, director or any other person, who is entitled to receive notice pursuant hereto or in accordance with the Law, may waive the receipt thereof, whether in advance or post factum, whether for a special case or in general, and once he has done so, it shall be deemed as though the notice has been duly served, and any proceeding or act in respect of which the furnishing of notice was necessary, shall be considered as being in full force and effect.

188.
Written confirmation which is signed by a director or by the secretary of the Company regarding the serving of a document or the furnishing of notice in any of the manners specified herein, shall be deemed prima facie proof with respect to the accuracy of any detail contained therein.

189.
Whenever it is necessary to give advance notice of a few days or notice which is valid for a specific period, the date of delivery shall be counted amongst the number of days of the period, unless determined otherwise. Where notice has been given in one of the above-mentioned ways, it shall be deemed as having been received on the earliest possible date on which it is deemed as having been delivered, as provided above.

190.
Notices to holders of bearer shares shall be given by advertising in a daily newspaper appearing in Israel and such notice shall be deemed as having been duly served on the date of its publication, as mentioned.

191.	In the event that these Articles should be drawn up in both Hebrew and in English, this English document shall be the binding version.